FORM OF ITEM 1123 CERTIFICATION OF SERVICER

March 12, 2008

Merrill Lynch Mortgage Investors, Inc.
250 Vesey Street
4 World Financial Center, 10th Floor
New York, New York 10080

LaSalle Bank National Association
Attention: EDGAR Team
135 South LaSalle Street, Suite 1511
Chicago, Illinois 60603

Re:
Pooling and Servicing Agreement (the "Agreement"), dated as of June 1, 2007, among Merrill Lynch Mortgage Investors, Inc., as depositor, Home Loan Services, Inc., as servicer, and LaSalle Bank National Association, as trustee, relating to Merrill Lynch First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2007-4

I, Steven A. Baranet, Vice President, of Home Loan Services, Inc. (the "Servicer"), hereby certify that:

(1)  A review of the activities of the Servicer during the preceding calendar year and of the performance of the Servicer under the Agreement has been made under my supervision; and

(2)  To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, I have specified below each such failure known to me and the nature and status thereof.

Home Loan Services, Inc., as Servicer

By:        /s/ Steven A. Baranet
Name:   Steven A. Baranet
Title:     Vice President

Loan Services
P.O. Box 1838
Pittsburgh, PA 15230-1838

Home Loan Services is a subsidiary	GU-004 (01-07)
of Merrill Lynch Bank and Trust Co., FSB